Exhibit 4.4

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (the “1933 Act”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO UNDER THE 1933 ACT OR OTHERWISE IN ACCORDANCE WITH APPLICABLE LAW.

WARRANT TO PURCHASE STOCK

Company:	NLIGHT PHOTONICS CORPORATION
Number of Shares:	971,817 shares
Class of Stock:	Series F Preferred Stock
Initial Exercise Price:	$1.029 per share
Issue Date:	July 16, 2015
Expiration Date:	July 16, 2025

THIS WARRANT CERTIFIES THAT, for value received, receipt of which is hereby acknowledged, MULTIPLIER GROWTH PARTNERS SPV I, LP (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the Class of Stock (the “Shares”) of NLIGHT PHOTONICS CORPORATION, a Delaware corporation (the “Company”) at the initial exercise price per Share (the “Warrant Price”) set forth above, as constituted on the date hereof and as adjusted pursuant to the other terms of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant. This Warrant is being issued pursuant to a Loan and Security Agreement between the Company and Holder dated on or about the date hereof (the “Loan Agreement”) (Capitalized terms used herein, which are not defined, shall have the meanings set forth in the Loan Agreement.)

ARTICLE 1.                           SHARES; EXERCISE.

1.1                               Number of Shares. The number of Shares initially subject to this Warrant shall initially be the number of Shares set forth above.

1.2                               Method of Exercise. Holder may exercise this Warrant, in whole or in part, by delivering (including a facsimile transmission) a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.3, Holder shall also deliver to the Company the aggregate Warrant Price for the Shares being purchased (i) by wire transfer or by check, or (ii) by notice of cancellation of indebtedness of the Company to Holder, or (iii) a combination of (i) or (ii).

1.3                               Conversion Right. In lieu of exercising this Warrant as specified in Section 1.2, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon the proposed whole or partial exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.6 below.

1.4                               Effective Date of Exercise. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above. The person entitled to receive the Shares issuable upon exercise of this Warrant shall be treated for all purposes as the holder of record of such shares as of the close of business on the date the Holder is deemed to have exercised this Warrant.

1.5                               No Rights of Shareholder. This Warrant does not entitle Holder to any voting rights as a shareholder of the Company prior to the exercise hereof.  Upon exercise hereof, as set forth herein, the Holder shall be deemed to be a shareholder of the Company holding the number of shares as to which this Warrant has been exercised on the date the Notice of Exercise in substantially the form attached as Appendix 1 has been delivered to the principal office of the Company with any payment or other documents called for by the terms hereof.

1.6                               Fair Market Value. If the Shares are traded in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company.  If the Shares are not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the Company and Holder are unable to agree on such investment banking firm, then the Holder shall select three reputable investment banking firms, and from those three firms the Company shall select one to undertake such valuation. If the valuation of such investment banking firm is at least 5% greater than that determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by the Company.  In all other circumstances, such fees and expenses shall be paid by Holder.

1.7                               Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant exercisable for the Shares not so acquired shall be delivered to Holder.

1.8                               Replacement of Warrants. On receipt of an affidavit of an officer of the Holder of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.9                               Acquisition of the Company.

(a)                                 Acquisition. Subject to Section 1.9(b) below, upon the closing of any Acquisition, the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. As used herein, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company in which the holders of the Company’s voting securities before the transaction (for such purpose treating all outstanding options and warrants to purchase voting securities of the Company as having been exercised and treating all outstanding debt and equity securities convertible into voting securities of the Company as having been converted) beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

(b)                                 Acquisition for Cash and/or Publicly Traded Securities. Notwithstanding the provisions of Section 1.9(a) above, in the event of an Acquisition in which the consideration consists solely of cash or Publicly Traded Securities, or a combination of cash and Publicly Traded Securities, then, if required by the acquiring company and by the Company in a written notice to Holder, at least three Business Days prior to the record date for such Acquisition, this Warrant shall be deemed to have been automatically exercised on the record date for such an Acquisition in accordance with Section 1.3, and thereafter the Holder shall participate in the Acquisition as a holder of the Shares on the same terms as other holders of the same class of securities of the Company; provided that if the Acquisition does not close, then this Warrant shall not be deemed to have been exercised and this Warrant shall continue in full force and effect. As used herein, “Publicly Traded Securities” means securities issued by a corporation which are traded on Nasdaq, NYSE or AMEX, and as to which, following the Acquisition, Holder would not be restricted from publicly re-selling all of the securities that would be received by Holder in the Acquisition (except for restrictions arising solely under federal or state securities laws, rules or regulations, which would do not extend beyond six months from the date of the Acquisition).

1.10                        Automatic Exercise Prior to Expiration.  To the extent this Warrant is not previously exercised as to all of the Shares subject hereto, and if the fair market value of one Share is greater than the Warrant Price then in effect, this Warrant shall be deemed automatically exercised pursuant to Section 1.3 above (even if not surrendered) immediately before its expiration date as set forth in this Warrant. For purposes of such automatic exercise, the fair market value of one Share upon such expiration shall be determined pursuant to Section 1.6 above. To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section, the Company agrees to promptly notify the holder hereof of the number of Shares, if any, the holder hereof is to receive by reason of such automatic exercise.

ARTICLE 2.                           ADJUSTMENTS TO THE SHARES.

2.1                               Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its Stock payable in Common Stock or other securities, or subdivides the outstanding Stock into a greater amount of Stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2                               Reclassification, Exchange or Substitution.  Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to Common Stock pursuant to the terms of the Company’s Certificate of Incorporation upon the closing of a registered public offering of the Company’s Common Stock. After the occurrence of such an event, the Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3                               Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares issuable hereunder will be proportionally decreased. If the outstanding Shares are split or multiplied, by reclassification or otherwise, into a greater number of shares, the Warrant Price will be proportionally decreased and the number of Shares issuable hereunder will be proportionally increased.

2.4                               Price Adjustment. If the Company issues additional common shares (including shares of Common Stock ultimately issuable upon conversion of a security convertible into Common Stock) after the date of the Warrant and the consideration per additional common share is less than the Warrant Price in effect immediately before such issue, the price at which the Shares are converted to Common Stock shall be adjusted in accordance with the treatment of the series of securities of which the Shares are part under the Company’s Certificate of Incorporation in effect on the Issue Date, subject to all exceptions set forth therein.

2.5                               [intentionally omitted].

2.6                               Conversion of Preferred Stock. If the Shares are a class and series of the Company’s convertible preferred stock, then, in the event that all outstanding shares of the class are converted, automatically or by action of the holders thereof, into common stock pursuant to the provisions of the Company’s Certificate of Incorporation, including, without limitation, in connection with the Company’s initial, underwritten public offering and sale of its common stock pursuant to an effective registration statement under the Act (the “IPO”), then from and after the date on which all outstanding shares of the class have been so converted, this Warrant shall be exercisable for such number of shares of common stock into which the Shares would have been converted had the Shares been outstanding on the date of such conversion, and the

Warrant Price shall equal the Warrant Price in effect as of immediately prior to such conversion divided by the number of shares of common stock into which one Share would have been converted, all subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.

2.7                               Adjustments for Diluting Issuances. Without duplication of any adjustment otherwise provided for in this Section 2, the number of shares of common stock issuable upon conversion of the Shares shall be subject to anti-dilution adjustment from time to time in the manner set forth in the Company’s Certificate of Incorporation as if the Shares were issued and outstanding on and as of the date of any such required adjustment.

2.8                               Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder a cash amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.9                               Certificate as to Adjustments., Other Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price. If there is any change in the outstanding securities of the Company or any other event occurs, as to which, in the good faith judgment of the Board of Directors of the Company, the other provisions of this Article 2 are not strictly applicable, or if strictly applicable would not fairly protect the purchase rights of the Holder in accordance with such provisions, then the Board of Directors of the Company, in its good faith judgment, shall make an adjustment in the number and class of shares subject to this Warrant, the Warrant Price or the application of such provisions, so as to protect such purchase rights as aforesaid and to give the Holder, upon exercise for the same aggregate Warrant Price, the total number, class and kind of securities as it would have owned had the Warrant been exercised prior to the event and had it continued to hold such securities until after the event requiring the adjustment.

ARTICLE 3.                           REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1                               Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:

(a)                                 The initial Warrant Price hereunder is not greater than (i) the price per share at which the Shares were last issued in an arm’s length transaction in which at least $500,000 of the Shares were sold, or (ii) the fair market value of the Shares as of the date of this Warrant.

(b)                                 All Shares which may be issued upon the exercise of this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company shall, at all times, reserve a sufficient number of Shares and of shares of Common Stock for issuance upon Holder’s exercise of its rights hereunder and conversion of the Shares.

(c)                                  The Capitalization Table attached hereto as Exhibit A is true and complete as of the Issue Date.

3.2                               Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of outstanding shares of stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company’s securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least 30 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; (2) in the case of the matters referred to in (c) and (d) above at least 30 days prior written notice of the date when the same will take place (and specifying the date on which the holders of Common Stock will be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

3.3                               Information Rights. So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all notices or other written communications to the shareholders of the Company, and (b) the information provided to the Major Investors (as such term is defined in the Rights Agreement) pursuant to Section 2.1(a) of the Company’s Sixth Amended and Restated Investors’ Rights Agreement, dated November 13, 2014, as the same is in effect on the date hereof, and as may be amended from time to time (the “Rights Agreement”); provided, however, that if the information rights set forth in Section 2.1(a) of the Rights Agreement are diminished or terminated, then the Holder will continue to be entitled to receive the information set forth in Section 2.1(a) of the Rights Agreement as such provisions existed immediately prior to their being diminished or terminated.

3.4                               Registration Under Securities Act of 1933, as amended.  The Company agrees that the Shares or, if the Shares are convertible into Common Stock of the Company, such Common Stock, shall be subject to the registration rights set forth in Sections 1.6 and 1.7 of the Rights Agreement, subject to all of the applicable restrictions set forth therein, including but not limited to the lock-up provision in Section 1.17(a) of the Rights Agreement, and all of the provisions thereof are hereby incorporated herein by this reference. For purposes of the same, the Shares shall be deemed “Registrable Securities” as therein defined, and the Holder shall be deemed to be a “Holder” as therein defined.

ARTICLE 4.                           REPRESENTATIONS, WARRANTIES OF THE HOLDER.  The Holder represents and warrants to the Company as follows:

4.1                               Purchase for Own Account.  Except for transfers to Holder’s affiliates, this Warrant and the securities to be acquired upon exercise of this Warrant by the Holder will be acquired for investment for the Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the 1933 Act, and the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. The Holder also represents that the Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2                               Disclosure of Information.  The Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. The Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder has access.

4.3                               Investment Experience.  The Holder: (i) has experience as an investor in securities and acknowledges that the Holder is able to fend for itself, can bear the economic risk of the Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or (ii) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4                               Accredited Investor Status. The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the 1933 Act.

ARTICLE 5.                           MISCELLANEOUS

5.1                               Term. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above.

5.2                               Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”) AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTIVE WITHOUT AN

EFFECTIVE REGISTRATION STATEMENT RELATED THERETO UNDER THE SECURITIES ACT OR AS PERMITTED UNDER APPLICABLE LAW.

5.3                               Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee.

5.4                               Transfer Procedure. Subject to the provisions of Section 5.2 and 5.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). Notwithstanding anything contained in this Warrant, Holder shall not transfer this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) to any person who directly competes with the Company, unless the stock of the Company is publicly traded.

5.5                               Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, to such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or the Holder from time to time.

5.6                               Waiver; Amendment. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7                               Issue Tax. The issuance of the securities subject to this Warrant shall be made without charge to the Holder for any issue tax (other than applicable income taxes) in respect thereof.

5.8                               Attorneys Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs reasonably incurred in such dispute, including reasonable attorneys’ fees.

5.9                               Counterparts; Facsimile/Electronic Signatures.  This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. This Warrant may be executed and delivered by executing and delivering a signature page hereto electronically or by facsimile, and the same shall be binding to the same extent as an original executed copy of this Warrant.

5.10                        Amendment. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally, but rather only by an instrument in writing signed by the Company and Holder.

5.11                        Governing Law. This Warrant and all acts, transactions, disputes and controversies arising hereunder or relating hereto, and all rights and obligations of Holder and Company shall be governed by and construed in accordance with the internal laws (and not the conflict of laws rules) of the State of Delaware without giving effect to its principles regarding conflicts of law.

[Signatures on Next Page]

Company:

NLight Photonics Corporation

		By	/s/David Schaezler
		Title	CFO

Holder:

MULTIPLIER GROWTH PARTNERS SPV I, LP

By	/s/ Ray C. Boone III
Title	Managing Member